Exhibit 10.1

PRIVATE & CONFIDENTIAL

VIA E-MAIL

September 16, 2022

Conor McCarthy

conor_mccarthy@yahoo.com

Dear Conor:

As discussed, your employment with Ideanomics, Inc. (“Ideanomics” or the “Company”) will end effective September 16, 2022 (the “Separation Date”), which shall be deemed a termination by the Company without Cause (as defined in the Employment Agreement and the Plan). Accordingly, your eligibility for participation in the Company’s health benefits program and other benefits programs will end on September 30, 2022. You will receive instructions in the mail regarding how you may continue to receive health benefits, if eligible, your Separation Date.

Below is a Separation Agreement and General Release (“Agreement”) to resolve all matters between you and Ideanomics, its divisions, officers, directors, employees and affiliates. Please take your time to thoroughly review and understand the effect of this Agreement.

Prior Employment Agreement

The Company and you acknowledge your employment letter agreement dated July 31, 2020 (the “Employment Agreement”), a copy of which is incorporated herein by reference. Unless otherwise stated, all capitalized terms herein have the same meaning as defined within the Employment Agreement.

Transition Period

During the period from September 12, 2022 to September 16, 2022 (“Transition Period”), you will work with Stephen Johnston, to transition your duties as Chief Financial Officer to him.

Payments as Consideration in Exchange for Your Promises

The Company shall pay you your annual gross base salary and provide you benefits owed, and pay you for all accrued but unused vacation and any unreimbursed expenses, through the Separation Date. In accordance with and subject to terms of Section 4 of the Employment Agreement, the Company shall provide you the following monetary benefits in exchange for your release of claims and your other promises described in this Agreement:

1441 Broadway, Suite #5116, New York, NY 10018 | www.ideanomics.com

1.	The Company shall pay you a lump sum cash payment of $525,000 no later than ninety (90), but no earlier than thirty-one (31), days following your Separation Date.

2.	The Company shall pay you a sum of $175,000, which is the remainder of your prior year’s performance bonus no later than the second payroll date following the date of this agreement.

3.	The Company shall pay you the cost of continuing your health insurance benefits pursuant to COBRA, if eligible, for a period of twelve (12) months, estimated to be $24,000.

All payments provided to you pursuant to this Agreement shall be less mandatory withholdings and deductions and distributed in accordance with the Company’s regular payroll practices. You acknowledge that you would not otherwise be entitled to one or more of the benefits described above without signing this Agreement and that such benefits: (i) are adequate consideration in exchange for your release of claims and other promises herein; and (ii) fully satisfy all claims for compensation that you may have against the Company, including without limitation any claim for back pay, front pay, vacation pay, paid time off, bonuses, fringe benefits, expense reimbursements, or other forms of compensation of any kind that are not otherwise set forth within this Agreement other than vested benefits, indemnification, advancement, and insurance coverage.

Stock Options

You and the Company agree and hereby acknowledge that over the course of your employment pursuant to 3 separate stock option agreements dated May 8, 2020 and July 31, 2021 (the “Stock Options Agreements”), the Company has granted you the option to purchase an aggregate of 2,250,000 shares of the Company’s Common Stock (the “Options”), subject to the terms and conditions of your Stock Options Agreements governing the Options and the Ideanomics, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Plan”). The vesting schedules and exercise prices of Your Options are defined in your Stock Options Agreements and summarized as follows:

1.	1,500,000 of the Options are fully vested and exercisable at $0.53 per share.

2.	437,500 of the Options are fully vested and exercisable at $2.37 per share.

3.	312,500 of the Options are not yet vested and will vest at a rate of 1/18th per month over the next 18 months and are exercisable (once vested) at $2.37 per share.

Subject to all of the provisions of your Stock Options Agreements, to the extent vested, the Options will be exercisable for twelve (12) months after you cease employment on September 16, 2022. To the extent not yet vested, the Options will be exercisable for twelve (12) months after they vest.

Further, you and the Company agree and hereby acknowledge that you own 290,062 of the original amount of 625,000 Restricted Shares granted to you by the Company on July 23, 2021, subject to all of the provisions of your Restricted Shares Grant Agreement and the Plan.

To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, you will be permitted to pay the exercise price and any tax withholding required in connection with the exercise of your stock options in accordance with any broker-assisted cashless exercise procedures (including without limitation “Sell to Cover” or “Same Day Sale/Cash” Exercise) approved by the Company.  You agree to be responsible for the tax consequences that may apply to you as the result of such permission and any such exercise.

General Release of Claims

In consideration of the payments and benefits to you provided herein, you agree to and hereby release and discharge the Company, its parents, subsidiaries, affiliated companies and entities and their successors or assigns, divisions, directors, officers, managers, shareholders, founders, partners, limited partners, members, agents, consultants, contractors, payroll companies, insurers, licensees, attorneys, representatives and employees, past and present (collectively “Releasees”) from any and all claims, causes of action, arbitrations and demands, whether known or unknown, which you have or ever have had, which are based on acts or omissions occurring up to and including the date this Agreement is fully executed, except as to: (i) the enforcement of this Agreement; (ii) vested benefits; (iii) any rights to indemnification and/or advancement (including without limitation pursuant to law as well as the Articles of Incorporation of Alpha Nutraceuticals, Inc.) and, for the avoidance of doubt, the Company will: (1) continue to indemnify you and advance your expenses with respect to the investigation of the Company by the U.S. Securities and Exchange Commission for which you are being represented by Wilmer Cutler Pickering Hale and Dorr LLP; and (2) provide you indemnification and advancement on terms no less favorable than similarly situated executives); (iv) rights as an equity holder of the Company; (v) any right to insurance coverage; and (vi) any rights which cannot be waived as a matter of law. In this release, you further release the Company and its parents, subsidiaries and affiliated entities from any and all compensation owed to you, including vacation pay and any attorneys’ fees, damages and costs you could recover under any statute or common law theory, except as otherwise provided herein. Included within this release, without limiting its scope, are claims arising out of your employment or the termination of your employment based on Title VII of the Civil Rights Acts of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification (“WARN”) Act (and any state or local WARN laws, as applicable), the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Act of 2009, the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, as all such laws have been amended from time to time, or any other federal, state, or local human rights, civil rights, disability, discrimination, retaliation, wage and hour, sick leave, fair employment practices or labor laws, or any theory of contract, criminal, arbitral or tort law (collectively “Claims”). By signing this Agreement, you acknowledge and represent that you have suffered no injuries or occupational diseases relating to or arising out of your employment with the Company and that you have received all wages and leave to which you were entitled as an employee of the Company. Further, by signing this Agreement, you also expressly acknowledge and represent that you have been correctly paid for all time worked and that you are not currently aware of any facts or circumstances constituting a violation of the Fair Labor Standards Act, the Equal Pay Act, or any other applicable state or local wage and hour laws. You specifically acknowledge that you release and waive any right to attorneys’ fees, costs and expenses associated with any of the released Claims except as otherwise provided herein.

In consideration of the release and benefits to the Releasees provided herein, the Releasees agree to and hereby release and discharge you, your heirs, executors, administrators, agents, assigns, successors, and representatives from any and all known claims, causes of action, arbitrations and demands which the Releasees have or ever have had, which are based on acts or omissions occurring up to and including the date this Agreement is fully executed, except as to: (i) the enforcement of this Agreement; and (ii) any rights which cannot be waived as a matter of law. The Releasees specifically acknowledge that they release and waive any right to attorneys’ fees, costs and expenses associated with any of the released known claims except as otherwise provided herein.

Confidential Information

You acknowledge that, as a result of your employment, you have been provided access to Confidential and/or Proprietary Information related to the Company and the Company’s customers, merchants, vendors, licensees and suppliers. For purposes of this Agreement, “Confidential and/or Proprietary Information” includes, without limitation, the following types of non-public information: (i) the identities, contact information, purchasing patterns, specifications, and preferences of the Company’s customers, merchants, vendors, licensees and suppliers; (ii) actual and proposed contracts or contractual terms between the Company and the Company’s customers, merchants, vendors, licensees and suppliers; (iii) negotiation histories and pricing policies; (iv) methods of operation; (v) computer programs; (vi) financial information such as sales, profit, and cost data; (vii) licensing information; (viii) sourcing, merchandising, and manufacturing information; (ix) marketing strategies and sales promotion activities; (x) information processing standards and practices; (xi) personnel information such as employees’ compensation, benefits, skills, qualifications, and abilities, as well as the Company’s staffing plans, strategies, and training programs; (xii) any other information qualifying as a trade secret under applicable state trade secret law; and (xiii) any other information which you have been told is confidential by either the Company or the Company’s customers, merchants, vendors, licensees or suppliers.

You promise you will not, directly or indirectly, at any time after your separation from employment with the Company, except as required by law: (i) use any Confidential and/or Proprietary Information for any purpose; (ii) disclose any Confidential and/or Proprietary Information to any person or entity other than the Company; or (iii) retain possession of any Confidential and/or Proprietary Information. By signing this Agreement, you warrant that you have not disclosed any Confidential and/or Proprietary Information to any person or entity not affiliated with the Company at the time of such disclosure. You further warrant that, as of the date of your signature hereon, you have returned to the Company (or, in the case of electronic information, destroyed) any and all documents, files, notes, memoranda, databases, computer files, computer programs, and Confidential and/or Proprietary Information related in any way to the Company, or alternatively, you agree that you will return and/or destroy such information and materials before you accept any benefit pursuant to this Agreement.

Notwithstanding your confidentiality obligations set forth above, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Confidential and/or Proprietary Information that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Non-Disparagement

You further agree you will not make any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel or products, or those of its affiliates except as necessary to enforce this Agreement. This prohibition against defamatory or disparaging remarks includes, without limitation, statements to any individual or entity which would be reasonably likely to affect adversely the Company’s business. Notwithstanding the foregoing, nothing herein is intended to prevent you from testifying in good faith under oath pursuant to a subpoena or as otherwise required by law.

The Company’s Chief Executive Officer and direct reports will not make any statements or comments of a defamatory or disparaging nature to third parties regarding you except as necessary to enforce this Agreement. This prohibition against defamatory or disparaging remarks includes, without limitation, statements to any individual or entity which would be reasonably likely to affect you adversely. Notwithstanding the foregoing, nothing herein is intended to prevent the aforementioned individuals from testifying in good faith under oath pursuant to a subpoena or as otherwise required by law.

Non-Competition and Non-Solicitation Covenants

You acknowledge the validity of your non-competition and non-solicitation promises set forth in Sections 7 and 8 the Employment Agreement (the “Non-Competition Promise” and Non-Solicitation Promises”). In exchange for your benefits pursuant to this Agreement, you promise to comply with the Non-Competition and Non-Solicitation Promises and you waive any claim or rights to challenge the enforceability of such promises. You acknowledge and agree that your compliance with the Non-Competition and Non-Solicitation Promises is a material inducement for the Company’s execution of this Agreement, without which the Company would not agree to provide you the benefits described herein. For the avoidance of doubt, the Non-Competition and Non-Solicitation Promises are effective through September 15th, 2023. Accordingly, in the event the Company has reasonable grounds to conclude that you have breached any of the Non-Competition and Non-Solicitation Promises, you agree that: (i) the Company may cease paying any of the monetary benefits owed to you pursuant to this Agreement; (ii) you shall be obligated to return to the Company ninety percent (90%) of the gross amount of any payments that you have received pursuant to this Agreement; and (iii) all other terms of this Agreement, including your release of claims, shall remain in full force and effect.

Non-Admission of Liability

You acknowledge that nothing in this Agreement shall be viewed or construed as an admission of fault, liability, or wrongdoing of any kind on behalf of the Company.

Voluntariness of Agreement

By signing this Agreement, you understand, warrant, and acknowledge: (i) you are not suffering from any disability or impairment which could render you unable to read, consider, or understand this Agreement; (ii) you have carefully read and fully understand all of the terms of this Agreement; (iii) you are freely and voluntarily entering into this Agreement under which you shall release the Company as described above in exchange for the benefits to you described above; (iv) you are not relying and have not relied upon any representations or statements from any of the Company’s agents or attorneys with regard to the subject matter of this Agreement; and (v) the Company advised you that you may consult with an attorney of your choice and at your expense regarding the terms of this Agreement before you sign below.

Review and Revocation Periods

As described above, your general release of claims includes a waiver of all rights and claims you may have under the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. §§ 621 et seq.) (“ADEA”). You acknowledge that you have at least twenty-one (21) days to review and consider whether to sign this Agreement and that such period of time is reasonable. You may decide to unilaterally waive this twenty-one (21) day review period by signing below beforehand. On September 19, 2022, the Company may revoke the offer in this Agreement unless you have delivered a signed version of this Agreement to the Company beforehand (notwithstanding anything to the contrary in the Employment Agreement).

You may revoke your release of claims under the ADEA at any time within seven (7) days of your execution of this Agreement. Your release of claims under the ADEA shall not become effective or enforceable until this seven (7) day revocation period has expired without you having exercised your right to revoke your release of claims under the ADEA. Any revocation you make must be submitted via a signed letter delivered to the Company at the following address no later than the seventh (7th) day following your execution of this Agreement: Ideanomics, Inc., Attn: Alfred Poor, CEO: 1441 Broadway, Suite #5116, New York, NY 10018. Accordingly, the “Effective Date” of this Agreement shall be the eighth (8th) day following your execution of this Agreement. If you do not exercise your right to revoke your release of claims under the ADEA during the revocation period, this entire Agreement will take effect as of the Effective Date. On the other hand, if you duly revoke your claims under the ADEA during this revocation period, this entire Agreement will take effect as of the date of your revocation, except for your release of claims under the ADEA, and in such case you shall waive your rights to the benefits described above and, instead, shall only be entitled to payment of $500.00, less all applicable deductions and withholdings.

Entire Agreement

You acknowledge that this Agreement, the Stock Option Agreements, the Restricted Shares Grant Agreement, the Plan, and the Employment Agreement, which are incorporated herein by reference and, in some cases as provided herein, modified, contain the entire agreement and understanding between you and the Company regarding the subject matter herein and that they supersede all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter described herein. This is an integrated document. No prior drafts or versions of this Agreement may be used for purposes of interpreting this Agreement. This Agreement shall not be deemed to have been prepared or drafted by one party or the other, and you further agree that no ambiguities herein shall be construed against a party hereto solely because it drafted this Agreement. With respect to your obligations concerning confidential information, the Non-Competition and Non-Solicitation Promises, and non-disparagement, to the extent there is a conflict between an obligation within this Agreement and the Employment Agreement, the broader obligation shall control.

Severability

You acknowledge that the scope of the post-employment restrictions set forth herein are as narrowly tailored as possible to protect the Company’s legitimate interests, including its interests pertaining to the Company’s Confidential and/or Proprietary Information, customer goodwill, and investment in its workforce. You and the Company agree that this Agreement is intended to be enforced to the fullest extent possible under applicable laws and public policies. Accordingly, if any term of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion shall be deemed modified so as to render it enforceable. To the extent such provision or portion of this Agreement cannot be rendered enforceable, the invalid provision or portion will be considered not to be part of the Agreement, and the remainder shall continue in force and effect.

Choice of Law

This Agreement shall be governed by the laws of the State of New York without regard to such State’s choice of law principles.

Dispute Resolution

Pursuant to Section 14 of your Employment Agreement, should any dispute arise between you and the Company or any Company affiliate regarding your separation from the Company, you and the Company or the Company affiliate will confer in good faith to promptly resolve such dispute. In the event that you and the Company or the Company affiliate are unable to resolve the dispute, and should either party to the dispute desire to pursue a claim against the other party, both you and the Company or the Company affiliate agree to have the dispute resolved by final and binding Arbitration held in New York County, New York. The Arbitration shall be conducted by JAMS or the American Arbitration Association and provided by an impartial third-party Arbitration provider in accordance with the employment dispute rules then in effect. All previously unasserted claims arising under federal, state, or local statutory or common law and all disputes relating to the validity of this contract, as well as this Arbitration provision, shall be decided by binding and final arbitration. Any award of the Arbitrator(s) is final and binding, and may be entered as a judgment in any court of competent jurisdiction. The prevailing party shall be entitled to reimbursement of his/its related costs, including reasonable attorneys’ fees, from the non-prevailing party. Notwithstanding the foregoing, nothing in this letter shall prohibit either party from applying to a court of competent jurisdiction (instead of an arbitrator) for injunctive relief to enjoin an actual or threatened breach of each other’s obligations set forth in this letter.

Miscellaneous

This Agreement may be executed in electronic counterparts, and a signed copy of this Agreement may be treated as a signed original for purposes of enforcement.

If you agree to the terms of this Agreement, please sign (via e-signature or regular signature) and return to me. If you sign via e-signature, your signature will be automatically delivered. If you sign on the hard copy of the Agreement, send a signed copy of the Agreement to Alfred Poor, CEO: alf.poor@ideanomics.com on or before twenty-one (21) days from the date you were presented with this Agreement. If you would like to make other arrangements for providing the signed Agreement, please contact Mr. Poor at the email address above.

Thank you for your contributions to the Company.

Sincerely,

Alfred P. Poor

CEO

Ideanomics, Inc.

By:	/s/ Alfred P. Poor	/s/ Conor McCarthy

	Alfred P. Poor	Conor McCarthy

CEO

Date:	19-Sep-2022 | 3:01 PM PDT	Date:	9/19/2022